Exhibit 3.11
CERTIFICATE OF DESIGNATIONS, PREFERENCES

AND RIGHTS OF SERIES C2 CONVERTIBLE PREFERRED STOCK

OF

MILLENNIUM CELL INC.

Millennium Cell Inc. (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation, as amended, of the Company, and pursuant to Sections 151 and 141 of the DGCL, the Board of Directors of the Company (a) is authorized to issue preferred stock, par value $.001 per share, of the Company ("Preferred Stock") in one or more series and to designate the powers, preferences, relative rights, qualifications, limitations and restrictions relating to the shares of each such series, and (b) has adopted resolutions (i) designating Ten Thousand (10,000) shares of the Company's previously authorized Preferred Stock as "Series C2 Convertible Preferred Stock," par value $.001 per share (the "Preferred Shares"), and (ii) providing for the designations, powers, preferences and relative, optional or other rights, and the qualifications, limitations or restrictions thereof, as follows:

RESOLVED, that the Company is authorized to issue up to 10,000 shares of Series C2 Convertible Preferred Stock, par value $.001 per share, which shall have the following designations, powers, preferences, relative rights, qualifications, limitations and restrictions (with certain defined terms set forth in Section 2(a) below):

(1)  Dividends. The holders of the Preferred Shares (each a "Holder" and collectively, the "Holders") shall be entitled to receive dividends ("Dividends") payable on the Stated Value of such Preferred Share at the Dividend Rate which shall be cumulative, and shall accrue daily from the Initial Issuance Date with respect to the Preferred Shares issued on the Initial Issuance Date, and be due and payable beginning on July 1, 2005 (the "First Dividend Date") and on the first day of each Calendar Quarter after the First Dividend Date (each, including the First Dividend Date, a "Dividend Date"). If a Dividend Date is not a Business Day, then the Dividend shall be due and payable on the Business Day immediately following such Dividend Date. Provided that the Equity Conditions are satisfied (or waived by the applicable Holder) during the period commencing ten (10) Business Days prior to the Dividend Date through such Dividend Date, Dividends shall be payable in shares of Common Stock ("Dividend Shares") or, at the option of the Company, in cash, provided that the Dividends which accrued during any period shall be payable in cash only if the Company provides written notice (the "Dividend Notice") to each Holder of Preferred Shares at least ten (10) Business Days prior to the applicable Dividend Date (the "Dividend Notice Date"). The Company shall be required to provide a Dividend Notice electing to pay Dividends in cash to the extent that the Equity Conditions are not satisfied as of the Dividend Notice Date. Dividends paid in Dividend Shares shall be paid in a number of fully paid and nonassessable shares (rounded up to the nearest whole share) of Common Stock equal to the quotient of (i) the Additional Amount divided by (ii) the Stock Dividend Rate. If any Dividend Shares are to be issued on a Dividend Date, then the Company shall within two (2) Business Days of the applicable Dividend Date, (X) provided the Transfer Agent is participating in The Depository Trust Company ("DTC") Fast Automated Securities Transfer Program, upon the request of the Holder, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent Commission system, or (Y)  if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to such Holder, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled.

(2)  Conversion of Preferred Shares. Preferred Shares shall be convertible into shares of Common Stock, on the terms and conditions set forth in this Section 2.

(a)  Certain Defined Terms. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

(i)  "Additional Amount" means, as to each Holder, the sum of the (x) product of (I) the result of the following formula: (Dividend Rate)(N/365) and (II) the Stated Value of such Holder's Preferred Shares outstanding on the applicable Dividend Date and (y) the product for each Preferred Share converted, redeemed or amortized since the immediately preceding Dividend Date of (I) the result of the following formula: (Dividend Rate) (C/365) and (II) the Stated Value of such Preferred Shares.

(ii)  "Allocation Percentage" means a fraction, the numerator of which is the number of Preferred Shares then held by the applicable Holder and the denominator of which is the aggregate amount of all the Preferred Shares then held by all Holders.

(iii)  "AMEX" means the American Stock Exchange.

(iv)  "Approved Stock Plan" means any employee benefit plan which has been approved by the Board of Directors of the Company, pursuant to which the Company's securities may be issued to any employee, officer, consultant or director for services provided to the Company.

(v)  "Bloomberg" means Bloomberg Financial Markets.

(vi)  "Business Day" means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(vii)  "C" means the number of days from, but excluding, the last Dividend Date with respect to which dividends have been paid by the Company on the applicable Preferred Share through and including any applicable conversion, redemption or amortization date.

(viii)  "Calendar Quarter" means each of the following periods: the period beginning on and including January 1 and ending on and including March 31; the period beginning on and including April 1 and ending on and including June 30; the period beginning on and including July 1 and ending on and including September 30; and the period beginning on and including October 1 and ending on and including December 31.

(ix)  "Change of Control" means (i) the merger, reorganization or consolidation of the Company or such Subsidiaries (as defined in the Securities Purchase Agreement) of the Company the assets of which constitute all or substantially all the assets of the business of the Company and its Subsidiaries taken as a whole into or with another Person (as defined below), in which the Company’s stockholders holding the right to vote generally in the election of directors, general partners, managing members or individuals holding similar positions (the "Company’s Voting Power") immediately preceding such merger, reorganization or consolidation (solely by virtue of their shares or other securities of the Company or such Subsidiaries) shall own less than fifty percent (50%) of the securities of the surviving Person entitled to vote generally in the election of directors, general partners, managing members or individuals holding similar positions; (ii) the sale, transfer or lease (but not including a transfer or lease by pledge or mortgage to a bona fide lender) of all or substantially all the assets of the Company, whether pursuant to a single transaction or a series of related transactions or plan (which assets shall include for these purposes the assets of the Subsidiaries); or (iii) the sale or transfer, whether in a single transaction or a series of related transactions, of securities of the Company such that the Company’s stockholders holding the Company’s Voting Power immediately prior to such sale or transfer or series of transfers cease to hold a majority of the Company’s Voting Power after such sale or transfer or series of transfers. A Change of Control shall not be deemed to include any of the transactions contemplated by the Stock Purchase Agreement between the Company and The Dow Chemical Company ("Dow") dated as of February 27, 2005, as amended prior to the Initial Issuance Date, and not amended in any respect material to the Holders after the Initial Issuance Date (the "Dow Purchase Agreement").

(x)  "Closing Bid Price" and "Closing Sale Price" means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the "pink sheets" by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Required Holders. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 2(d)(iii). All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(xi)  "Common Stock" means (i) the Company's shares of Common Stock, par value $0.001 per share, and (ii) any share capital into which such Common Stock shall have been changed or any share capital resulting from a reclassification of such Common Stock.

(xii)  "Common Stock Deemed Outstanding" means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 2(f)(i)(A) and 2(f)(i)(B) hereof regardless of whether the Options or Convertible Securities are actually exercisable at such time, but excluding any shares of Common Stock owned or held by or for the account of the Company or issuable upon conversion of the Preferred Shares.

(xiii)  "Company Conversion Price" means, as of any date of determination, that price which shall be computed as 95% of the arithmetic average of the Weighted Average Price of the Company Common Stock on each of the ten (10) consecutive Trading Days immediately preceding the applicable Installment Date. All such determinations to be appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction that proportionately decreases or increases the Common Stock during such period.

(xiv)  "Company Delivery Date" means any of a Company Election Conversion Date, a Company Election Interim Conversion Date or an Installment Date.

(xv)  "Company Interim Conversion Amount" means the Conversion Amount relating to 10% of the number of Preferred Shares issued to each Holder on the Initial Issuance Date.

(xvi)  "Conversion Amount" means the Stated Value of the applicable Preferred Shares.

(xvii)  "Conversion Price" means the lower of (x) the Standard Conversion Price and (y) the Interim Conversion Price, if applicable, or on any Installment Date, the Company Conversion Price, subject to adjustment as provided herein.

(xviii)  "Convertible Securities" means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Common Stock.

(xix)  "Default Conversion Price" means as of any date of determination, the product of (x) 95% and (y) the lower of (I) the Conversion Price and (II) the lowest Closing Bid Price during the three (3) Trading Days ending on and including such date of determination.

(xx)  "Dividend Rate" means (i) seven percent (7.0%) per annum and (ii) for the period from and after the occurrence of a Triggering Event or Redemption Event through such time that such Triggering Event or Redemption Event is cured, twelve (12.0%) per annum.

(xxi)  "Eligible Market" means the NYSE, AMEX or the Nasdaq National Market.

(xxii)  "Equity Conditions" means: (i) on each day during the period beginning twenty (20) Trading Days prior to the applicable date of determination and ending on and including the applicable date of determination (the "Equity Conditions Measuring Period"), either (x) the Registration Statement (as defined in the Registration Rights Agreement, the "Registration Statement") filed pursuant to the Registration Rights Agreement shall be effective and available for the resale of all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement and there shall not have been any Grace Periods or (y) all shares of Common Stock issuable upon conversion of the Preferred Shares and exercise of the Warrants shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws; (ii) on each day during the Equity Conditions Measuring Period, the Common Stock is designated for quotation on a Principal Market and shall not have been suspended from trading on such exchange or market (other than suspensions of not more than two days and occurring prior to the applicable date of determination due to business announcements by the Company) nor shall delisting or suspension by such exchange or market been threatened or pending either (A) in writing by such exchange or market or (B) by falling below the minimum listing maintenance requirements of such exchange or market; (iii) on each day during the Equity Conditions Measuring Period, the Company shall have delivered Conversion Shares upon conversion of the Preferred Shares and Warrant Shares upon exercise of the Warrants to the Holders on a timely basis as set forth in Section 2(d)(ii) hereof and Sections 2(a) and 2(b) of the Warrants, respectively; (iv) any applicable shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating Section 5 hereof or the rules or regulations of the applicable Principal Market and from and after the Stockholder Meeting Deadline (as defined in the Securities Purchase Agreement), the Company shall have obtained the Stockholder Approval (as defined in the Securities Purchase Agreement), if required pursuant to the terms of the Securities Purchase Agreement; (v) during the Equity Conditions Measuring Period, there shall not have occurred either (A) the public announcement of a pending, proposed or intended Change of Control which has not been abandoned, terminated or consummated or (B) a Triggering Event or Redemption Event or an event that with the passage of time or giving of notice would constitute a Triggering Event or Redemption Event; (vi) the Company shall have no knowledge of any fact not caused by the failure of the Holders to provide any required information that would cause (x) the Registration Statements required pursuant to the Registration Rights Agreement not to be effective and available for the resale of at least all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement or (y) any shares of Common Stock issuable upon conversion of the Preferred Shares and shares of Common Stock issuable upon exercise of the Warrants not to be eligible for sale without restriction pursuant to Rule 144(k) and any applicable state securities laws; and (vii) the Company otherwise shall have been in material compliance with and shall not have materially breached any provision, covenant, representation or warranty of any Transaction Document (as defined in the Securities Purchase Agreement).

(xxiii)  "Excluded Securities" means shares of Common Stock issued or deemed to be issued in accordance with Section 2(f) hereof by the Company: (A) in connection with an Approved Stock Plan; (B) upon the issuance or upon conversion of the Series A2 Preferred Stock or Series B Preferred Stock or upon the issuance or exercise of warrants to purchase Common Stock which shall be issued by the Company contemporaneously with any issuances of Series B Preferred Stock; provided that such issuance of shares upon issuance, conversion or exercise, as applicable, is made pursuant to the terms of the Certificate of Designations for such Series A2 Preferred Stock, the Certificate of Designations for such Series B Preferred Stock and the warrants in the form attached to the Dow Purchase Agreement and such preferred stock or warrants are not amended in any respect material to the Holders after the Initial Issuance Date; (C) upon issuance of the Preferred Shares or upon conversion of the Preferred Shares or issued as Dividend Shares or upon exercise of the Warrants; (D) issued upon exercise of Options or Convertible Securities which are outstanding on the date immediately preceding the Subscription Date, provided that such issuance of shares of Common Stock upon exercise of such Options or Convertible Securities is made pursuant to the terms of such Options or Convertible Securities in effect on the date immediately preceding the Subscription Date and such Options or Convertible Securities are not amended after the date immediately preceding the Subscription Date; (E) issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination the primary purpose of which is not to raise equity capital; (F) issued in connection with any stock split, stock dividend, recapitalization or similar transaction by the Company for which adjustment is made pursuant to Section 2(f)(ii); (G) issued as consideration, whether in whole or in part, to any person or entity for providing services or supplying goods to the Company; (H) issued to any entity which is or will be, itself or through its Subsidiaries or affiliates, an operating company in a business related to or complementary with the business of the Company and in which the Company receives material benefits in addition to the investment of funds; (I) issued pursuant to any equipment leasing arrangement; (J) issued to pay all or a portion of any investment banking, finders or similar fee or commission, which entitles the holders thereof to acquire shares of Common Stock at a price not less than the market price of the Common Stock on the date of such issuance and which is not subject to any adjustments other than on account of stock splits and reverse stock splits; and (K) as may be mutually agreed in writing prior to their issuance by the Company and the Required Holders.

(xxiv)  "First Interim Conversion Election Date" means the date that is the one (1) month anniversary of the Effective Date (as defined in the Registration Rights Agreement).

(xxv)  "Initial Issuance Date" means April 25, 2005.

(xxvi)  "Installment Amount" means the Conversion Amount relating to up to 500 Preferred Shares.

(xxvii)  "Interim Conversion Election Date" means either (x) the First Interim Conversion Election Date or (y) the Second Interim Conversion Election Date, as applicable.

(xxviii)  "Interim Conversion Price" means the lower of (x) the arithmetic average of the Weighted Average Price of the Common Stock for each of the ten (10) consecutive Trading Days ending on the Trading Day immediately preceding the date of the applicable Conversion Notice or Company Interim Conversion Election Notice, as applicable (all such determinations to be appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction that proportionately decreases or increases the Common Stock during such period), and (y) any lower amount set forth in any applicable Company Interim Conversion Election Notice; provided, however, that unless consented to by the Company and the Required Holders, the Interim Conversion Price shall not be less than $1.00 (as adjusted for any stock dividend, stock split, stock combination or other similar event) prior to the six month anniversary of the Initial Issuance Date (the "Interim Conversion Price Limitation"). The Interim Conversion Price shall be set forth in a Conversion Notice or Company Interim Conversion Election Notice; provided that, without the prior written consent of the Company, each Holder shall not elect to use the Interim Conversion Price in a Conversion Notice (the restrictions set forth below in clauses (I), (II)(A), II(B) and (II)(C) of this definition shall be hereinafter referred to collectively as the "Total Interim Limitations") (I) during a Suspension Period or (II) to convert more than (A) during any twenty (20) consecutive Trading Day period, fifteen percent (15%) of the number of Preferred Shares issued to such Holder on the Initial Issuance Date, (B) during the first nine (9) months following the Initial Issuance Date or during any Calendar Quarter, thirty percent (30%) of the number of Preferred Shares issued to such Holder on the Initial Issuance Date (the "30% Interim Conversion Restriction") and (C) during any six (6) month period, thirty-five percent (35%) of the number of Preferred Shares issued to such Holder on the Initial Issuance Date at an Interim Conversion Price less than $1.25 (as adjusted for any stock dividend, stock split, stock combination or other similar event) (the Interim Conversion Price Limitation and the restriction in clause (II)(C) hereof, collectively, the "Interim Conversion Restrictions"); provided that after the occurrence of a Triggering Event and until such Triggering Event is cured, each Holder shall have the right to convert all or a portion of such Holder's Preferred Shares in accordance with Section 2(b) without being subject to the Interim Conversion Restrictions; and provided further that each Holder shall be entitled to convert its pro rata portion (based on the number of Preferred Shares purchased by such Holder on the Initial Issuance Date) of 2,000 Preferred Shares without being subject to the Interim Conversion Price Limitation or the Total Interim Limitations.

(xxix)  "Liquidation" means the liquidation, dissolution or winding up of the Company or such Subsidiaries the assets of which constitute all or substantially all the assets of the business of the Company and its Subsidiaries taken as a whole, in a single transaction or series of transactions.

(xxx)  "Liquidation Event" means (x) a Liquidation or (y) a Change of Control.

(xxxi)  "Maturity Date" means, with respect to a Preferred Share, April 25, 2008, unless extended pursuant to Section 2(d)(vii)(B).

(xxxii)  "N" means the number of days from, but excluding, the last Dividend Date with respect to which dividends have been paid by the Company on the applicable Preferred Share, or the Initial Issuance Date if no Dividend Date has occurred, through and including the next Dividend Date for such Preferred Share for which such determination is being made.

(xxxiii)  "NYSE" means The New York Stock Exchange, Inc.

(xxxiv)  "Options" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

(xxxv)  "Parent Entity" of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Change of Control.

(xxxvi)  "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(xxxvii)  "Principal Market" means The Nasdaq SmallCap Market, or if the Common Stock is not traded on the Principal Market, an Eligible Market.

(xxxviii)  "Registration Rights Agreement" means that certain registration rights agreement by and among the Company and the initial Holders of the Preferred Shares relating to the filing of a registration statement covering the resale of the shares of Common Stock issuable upon conversion of the Preferred Shares and exercise of the Warrants, as such agreement may be amended from time to time as provided in such agreement.

(xxxix)  "Required Holders" means the Holders of Preferred Shares representing at least a majority of the aggregate Preferred Shares then outstanding.

(xl)  "SEC" means the Securities and Exchange Commission.

(xli)  "Second Interim Conversion Election Date" means the date that is the later of (x) the one (1) year anniversary of the Effective Date and (y) such time as the applicable Holder or its transferees holds less than 75% of the number of Preferred Shares issued to such Holder on the Initial Issuance Date.

(xlii)  "Securities Purchase Agreement" means that certain securities purchase agreement by and among the Company and the initial Holders, dated as of the Subscription Date, as such agreement further may be amended from time to time as provided in such agreement.

(xliii)  "Series A2 Preferred Stock" shall mean, collectively, (v) the Series A2-0 Convertible Preferred Stock of the Company, par value $0.001 per share, (w) the Series A2-1 Convertible Preferred Stock of the Company, par value $0.001 per share, (x) the Series A2-2 Convertible Preferred Stock of the Company, par value $0.001 per share, (y) the Series A2-3 Convertible Preferred Stock of the Company, par value $0.001 per share, and (z) the Series A2-4 Convertible Preferred Stock of the Company, par value $0.001 per share.

(xliv)  "Series B Preferred Stock" shall mean, collectively, (w) the Series B-1 Convertible Preferred Stock of the Company, par value $0.001 per share, (x) the Series B-2 Convertible Preferred Stock of the Company, par value $0.001 per share, (y) the Series B-3 Convertible Preferred Stock of the Company, par value $0.001 per share, and (z) the Series B-4 Convertible Preferred Stock of the Company, par value $0.001 per share.

(xlv)  "Standard Conversion Price" means, with respect to the Preferred Shares, $2.00, subject to adjustment as provided herein.

(xlvi)  "Stated Value" means $1,000.

(xlvii)  "Stock Dividend Rate" means, with respect to any Dividend Date, that price which shall be computed as 95% of the arithmetic average of the Weighted Average Price of the Common Stock on each of the five (5) consecutive trading days immediately preceding (but not including) such Dividend Date. All such determinations to be appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction during such period.

(xlviii)  "Subscription Date" means April 20, 2005.

(xlix)  "Successor Entity" means the Person, which may be the Company, formed by, resulting from or surviving any Change of Control or the Person with which such Change of Control shall have been made, provided that if such Person is not a publicly traded entity whose common stock or equivalent equity security is quoted or listed for trading on an Eligible Market, Successor Entity shall mean such Person's Parent Entity.

(l)  "Suspension Period" means the period commencing fifteen (15) Trading Days after delivery of a notice (the "Interim Conversion Suspension Notice") from the Company to all Holders, setting forth that such Holders shall be unable to elect in any Conversion Notice to use the Interim Conversion Price until the Company notifies all such Holders in writing that they may once again elect the Interim Conversion Price in a Conversion Notice; provided, that no Suspension Period shall (x) exceed twenty-five (25) consecutive Trading Days, (y) commence within seventy-five (75) Trading Days after delivery of an Interim Conversion Suspension Notice for a previous Suspension Period or (z) commence within ten (10) Trading Days following the end of any period during which any Holder is subject to the 30% Interim Conversion Restriction; provided, further, that the Company may not deliver more than two (2) Interim Conversion Suspension Notices hereunder.

(li)  "Trading Day" means any day on which the Common Stock are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock are then traded; provided that "Trading Day" shall not include any day on which the Common Stock are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

(lii)  "Triggering Event" means any of following events:

(A)  the failure of the applicable Registration Statement to be declared effective by the SEC on or prior to the date that is two hundred seventy (270) days after the Closing Date (as defined in the Securities Purchase Agreement);

(B)  while the Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the Holder for sale of all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of ten (10) consecutive Trading Days (excluding days during an Allowable Grace Period (as defined in the Registration Rights Agreement)) and such Holder's Registrable Securities covered by such Registration Statement cannot be sold without restriction pursuant to Rule 144(k) promulgated under the Securities Act of 1933, as amended;

(C)  the suspension from trading or failure of the Common Stock to be listed on a Principal Market for a period of ten (10) consecutive Trading Days or for more than an aggregate of fifteen (15) Trading Days in any 365-day period; or

(D)  the Company breaches in any material respect any representation, warranty, covenant or other term or condition of any Transaction Document, except, in the case of a breach of a covenant which is curable, only if such breach remains uncured for a period of at least five (5) Business Days.

(liii)  "Warrants" means the warrants to purchase shares of Common Stock issued by the Company pursuant to the Securities Purchase Agreement.

(liv)  "Weighted Average Price" means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York City Time, and ending at 4:00:00 p.m., New York City Time, as reported by Bloomberg through its "Volume at Price" function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City Time, and ending at 4:00:00 p.m., New York City Time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the "pink sheets" by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Required Holders. If the Company and the Required Holders are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section 2(d)(iii) below with the term "Weighted Average Price" being substituted for the term "Closing Sale Price." All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

(b)  Holder's Conversion Right. Subject to the provisions of Section 5 and Section 12, at any time or times on or after the Initial Issuance Date, any Holder shall be entitled to convert any whole number of Preferred Shares into fully paid and nonassessable shares of Common Stock in accordance with Section 2(b) at the Conversion Rate (as defined below).

(c)  Conversion. The number of shares of Common Stock issuable upon conversion of each Preferred Share pursuant to Section 2(b) shall be determined according to the following formula (the "Conversion Rate"):

Conversion Amount
Conversion Price

(d)  Mechanics of Conversion. The conversion of Preferred Shares shall be conducted in the following manner:

(i)  Holder's Delivery Requirements. To convert Preferred Shares into shares of Common Stock on any date (the "Conversion Date"), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 6:59 p.m., New York City Time, on such date, a copy of a properly completed notice of conversion executed by the registered Holder of the Preferred Shares subject to such conversion in the form attached hereto as Exhibit I (the "Conversion Notice") to the Company and the Company's designated transfer agent (the "Transfer Agent") and (B) if required by Section 2(d)(viii), surrender to a common carrier for delivery to the Company as soon as practicable following such date the original certificates representing the Preferred Shares being converted (or compliance with the procedures set forth in Section 14) (the "Preferred Stock Certificates").

(ii)  Company's Response. Upon receipt by the Company of copy of a Conversion Notice, the Company shall (I) as soon as practicable, but in any event within one (1) Business Day, send, via facsimile, a confirmation of receipt of such Conversion Notice to such Holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (II) as soon as practicable, but in any event on or before the third (3rd) Business Day following the date of receipt by the Company of such Conversion Notice, (the "Share Delivery Date"), (A) provided the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent Commission system, or (B) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. If the number of Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion, as may be required pursuant to Section 2(d)(viii), is greater than the number of Preferred Shares being converted, then the Company shall, as soon as practicable and in no event later than three (3) Business Days after receipt of the Preferred Stock Certificate(s) (the "Preferred Stock Delivery Date") and at its own expense, issue and deliver to the Holder a new Preferred Stock Certificate representing the number of Preferred Shares not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(iii)  Dispute Resolution. In the case of a dispute as to the determination of the Closing Sale Price or the arithmetic calculation of the Conversion Rate, the Company shall instruct the Transfer Agent to issue to the Holder the number of shares of Common Stock that is not disputed and shall transmit an explanation of the disputed determinations or arithmetic calculations to the Holder via facsimile as soon as possible, but in no event later than two (2) Business Day after receipt of such Holder's Conversion Notice or other date of determination. If such Holder and the Company are unable to agree upon the determination of the Closing Sale Price or arithmetic calculation of the Conversion Rate within two (2) Business Days of such disputed determination or arithmetic calculation being transmitted to the Holder, then the Company shall within one (1) Business Day of such two (2) Business Day period submit via facsimile (A) the disputed determination of the Closing Sale Price to an independent, reputable investment bank selected by the Company and approved by the Required Holders or (B) the disputed arithmetic calculation of the Conversion Rate to the Company's independent, outside accountant. The Company shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holders of the results no later than two (2) Business Days from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent error. The reasonable expenses of such investment bank or accountant in making such determination shall be paid by the Company in the event the Holder's calculation was correct, or by the Holder in the event the Company's calculation was correct, or equally by the Company and the Holder in the event that neither the Company's or the Holder's calculation was correct.

(iv)  Record Holder. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(v)  Company's Failure to Timely Convert.

(A)  Cash Damages. If (i) within three (3) Business Days after the Company's receipt of the facsimile copy of a Conversion Notice or (ii) on any Company Delivery Date, the Company shall fail to issue and deliver a certificate to a Holder or credit such Holder's balance account with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder's conversion or the Company's conversion, as applicable, of Preferred Shares, and if on or after such Business Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the shares of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company (a "Buy-In"), then the Company shall, within three (3) Business Days after the Holder's request and in the Holder's discretion, either (i) pay cash to the Holder in an amount equal to the Holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the "Buy-In Price"), at which point the Company's obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Sale Price on the Conversion Date or Company Delivery Date, as applicable.

(B)  Void Conversion Notice; Adjustment of Standard Conversion Price. If for any reason a Holder has not received all of the shares of Common Stock to which such Holder is entitled prior to the fifth (5th) Business Day after the Share Delivery Date or Company Delivery Date, as applicable, with respect to a conversion of Preferred Shares, then the Holder, upon written notice to the Company, with a copy to the Transfer Agent, may void its Conversion Notice or any applicable Company Conversion Notice, with respect to, and retain or have returned, as the case may be, any Preferred Shares that have not been converted pursuant to such Holder's Conversion Notice or Company Conversion Notice; provided that the voiding of a Holder's Conversion Notice or Company Conversion Notice, as applicable, shall not effect the Company's obligations to make any payments which have accrued prior to the date of such notice pursuant to Section 2(d)(v)(A) or otherwise. Thereafter, the Standard Conversion Price of any Preferred Shares returned or retained by the Holder for failure to timely convert shall be adjusted to the lesser of (I) the Conversion Price relating to the voided Conversion Notice or voided Company Conversion Notice, as applicable, and (II) the lowest Weighted Average Price of the Common Stock during the period beginning on the Conversion Date or Company Delivery Date, as applicable, and ending on the date such Holder voided the Conversion Notice or Company Conversion Notice, as applicable, subject to further adjustment as provided in this Certificate of Designations.

(vi)  Pro Rata Conversion. Subject to Section 12, in the event the Company receives a Conversion Notice from more than one Holder for the same Conversion Date and the Company can convert some, but not all, of such Preferred Shares, the Company shall convert from each Holder electing to have Preferred Shares converted at such time a pro rata amount of such Holder's Preferred Shares submitted for conversion based on the number of Preferred Shares submitted for conversion on such date by such Holder relative to the number of Preferred Shares submitted for conversion on such date.

(vii)  Mandatory Redemption at Maturity.

(A)  If any Preferred Share remains outstanding on the Maturity Date, the Company shall redeem such Preferred Share for an amount in cash per Preferred Share (the "Maturity Date Redemption Price") equal to the Conversion Amount plus the applicable Additional Amount by wire transfer of immediately available funds to an account designated in writing by such Holder.

(B)  If the Company fails to redeem all of the Preferred Shares outstanding on the Maturity Date by payment of the Maturity Date Redemption Price for each such Preferred Share, then in addition to any remedy such Holder may have under any Transaction Document, (I) the applicable Maturity Date Redemption Price payable in respect of such unredeemed Preferred Shares shall bear interest at the rate of 1.5% per month, prorated for partial months, until paid in full, and (II) any Holder shall have the option to require the Company to convert any or all of such Holder's Preferred Shares and for which the Maturity Date Redemption Price (together with any interest thereon) has not been paid into (on a per Preferred Share basis) shares of Common Stock equal to the number which results from dividing the Maturity Date Redemption Price (together with any interest thereon) by the Default Conversion Price. If the Company has failed to pay the Maturity Date Redemption Price in a timely manner as described above, then the Maturity Date shall be automatically extended for any Preferred Shares until the date the Holders receive such shares of Common Stock or Maturity Date Redemption Price and shall be further extended for any Preferred Shares for as long as (A) the conversion of such Preferred Shares would violate the provisions of Section 5 or (B) a Triggering Event or Redemption Event or an event that with the passage of time or giving of notice would constitute a Triggering Event or Redemption Event shall have occurred and be continuing.

(viii)  Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of Preferred Shares in accordance with the terms hereof, the Holder thereof shall not be required to physically surrender the certificate representing the Preferred Shares to the Company unless (A) the full or remaining number of Preferred Shares represented by the certificate are being converted or (B) a Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of Preferred Shares upon physical surrender of any Preferred Shares. The Holder and the Company shall maintain records showing the number of Preferred Shares so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of the certificate representing the Preferred Shares upon each such conversion. In the event of any dispute or discrepancy, such records of the Company establishing the number of Preferred Shares to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if Preferred Shares represented by a certificate are converted as aforesaid, the Holder may not transfer the certificate representing the Preferred Shares unless the Holder first physically surrenders the certificate representing the Preferred Shares to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new certificate of like tenor, registered as the Holder may request, representing in the aggregate the remaining number of Preferred Shares represented by such certificate. The Holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Preferred Shares, the number of Preferred Shares represented by such certificate may be less than the number of Preferred Shares stated on the face thereof. Each certificate for Preferred Shares shall bear the following legend:

ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY'S CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 2(d)(viii) THEREOF. THE NUMBER OF PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF PREFERRED SHARES STATED ON THE FACE HEREOF PURSUANT TO SECTION 2(d)(viii) OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE.

(ix)  Conversion at the Company's Election. On any date after the Initial Issuance Date (the "Conversion Election Date"), so long as (i) the Equity Conditions shall have been satisfied or waived in writing by the applicable Holder from and including the date of the Company Conversion Election Notice (as defined below) through and including the Company Election Conversion Date (as defined below) and (ii) on each of the twenty (20) consecutive Trading Days immediately preceding the date of the Company Conversion Election Notice, the Weighted Average Price of the Common Stock exceeds 200% of the Standard Conversion Price on the Initial Issuance Date (subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, reverse stock splits or other similar events during such period), the Company shall have the right, in its sole discretion, to require that some or all of the outstanding Preferred Shares be converted (the "Company Conversion Election") at the applicable Conversion Rate; provided, however, that the Company may not deliver a Company Conversion Election Notice within thirty (30) Trading Days of having already delivered such a notice. The Company shall exercise its right to Company Conversion Election by providing each Holder written notice ("Company Conversion Election Notice") by facsimile or overnight courier on the Conversion Election Date. The date on which each of such Holders actually receives the Company Conversion Election Notice is referred to herein as the "Company Conversion Election Notice Date." If the Company elects to require conversion of some, but not all, of such Preferred Shares then outstanding, the Company shall require conversion of an amount from each Holder equal to the product of (I) the total number of Preferred Shares which the Company has elected to convert multiplied by (II) such Holder's Allocation Percentage (such amount with respect to each Holder of such Preferred Shares being referred to herein as its "Pro Rata Conversion Amount"). In the event that any initial Holder of the Preferred Shares shall sell or otherwise transfer any of such Holder's Preferred Shares, the transferee shall be allocated a pro rata portion of such Holder's Allocation Percentage. The Company Conversion Election Notice shall indicate (x) the aggregate number of such Preferred Shares the Company has selected for conversion, (y) the date selected by the Company for conversion (the "Company Election Conversion Date"), which date shall be not less than twenty (20) Trading Days or more than sixty (60) Trading Days after the Company Conversion Election Notice Date, and (z) each Holder's Pro Rata Conversion Amount. Subject to the satisfaction of all the conditions of this Section 2(d)(ix), on the Company Election Conversion Date each Holder of Preferred Shares selected for conversion will be deemed to have submitted a Conversion Notice in accordance with Section 2(d)(i) for a number of Preferred Shares equal to such Holder's Pro Rata Conversion Amount. Notwithstanding the above, any Holder may convert such shares (including Preferred Shares selected for conversion hereunder which shall reduce such Holder's Pro Rata Conversion Amount) into Common Stock pursuant to Section 2(b) on or prior to the date immediately preceding the Company Election Conversion Date. If the Company fails to convert any Conversion Amount on the applicable Company Election Conversion Date, then each Holder shall be entitled to the remedies set forth in Section 2(d)(v).

(x)  Interim Conversion at the Company's Election.

(A)  On or after an Interim Conversion Election Date, the Company shall have the right, in its sole discretion, to require that up to each Holder's Company Interim Conversion Amount be converted (the "Company Interim Conversion Election") at the applicable Conversion Rate (a "Company Interim Conversion"); provided that the Conditions to Interim Conversion at the Company's Election (as set forth below) are satisfied or waived in writing by the Required Holders. The Company shall exercise its right to Company Interim Conversion Election by providing each Holder written notice (collectively, the "Company Interim Conversion Election Notice") by facsimile between 4:00 p.m. and 6:00 p.m., New York Time, on or after an Interim Conversion Election Date (followed by notice by overnight courier). The second (2nd) Trading Day following the date on which each of such Holders actually receive the Company Interim Conversion Election Notice is referred to herein as the "Company Election Interim Conversion Date." If the Company elects to require conversion of some, but not all, of such Company Interim Conversion Amount, the Company shall require conversion of an amount from each Holder equal to the product of (I) the total number of Preferred Shares which the Company has elected to convert multiplied by (II) such Holder's Allocation Percentage (such amount with respect to each Holder being referred to herein as its "Pro Rata Interim Conversion Amount"). In the event that any initial Holder shall sell or otherwise transfer any of such Holder's Preferred Shares, the transferee shall be allocated a pro rata portion of such Holder's Allocation Percentage. The Company Interim Conversion Election Notice shall indicate (x) the aggregate number of such Preferred Shares the Company has selected for conversion, and (y) each Holder's Pro Rata Interim Conversion Amount. Subject to the satisfaction of all the conditions of this Section 2(d)(x), on the Company Election Interim Conversion Date each Holder of Preferred Shares selected for conversion will be deemed to have submitted a Conversion Notice in accordance with Section 2(d)(i) for a number of Preferred Shares equal to such Holder's Pro Rata Interim Conversion Amount. If the Company fails to convert any Company Interim Conversion Amount on the applicable Company Election Interim Conversion Date, then each Holder shall be entitled to the remedies set forth in Section 2(d)(v).

(B)  "Conditions to Interim Conversion at the Company's Election" means the following conditions:

(i)  the Equity Conditions shall have been satisfied or waived in writing by the applicable Holder from and including the date of the Company Interim Conversion Election Notice through and including the Company Election Interim Conversion Date,

(ii)  with respect to the period commencing on the First Interim Conversion Election Date through the Second Interim Conversion Election Date, (x) the Closing Sale Price immediately preceding delivery of the applicable Company Interim Conversion Election Notice shall be at least 120% of the Conversion Price and (y) the number of shares of Common Stock traded on the Trading Day immediately preceding delivery of the applicable Company Interim Conversion Election Notice is at least of eight (8) times the aggregate number of shares set forth in the applicable Company Interim Conversion Election Notice,

(iii)  from and after the period commencing on the Second Interim Conversion Election Date, (x) the Closing Sale Price immediately preceding delivery of the applicable Company Interim Conversion Election Notice shall be at least (A) if the applicable Conversion Price is $1.25 or less (as adjusted for any stock dividend, stock split, stock combination or other similar event), 114% of the applicable Conversion Price and (B) if the applicable Conversion Price is greater than $1.25 (as adjusted for any stock dividend, stock split, stock combination or other similar event), 108% of the applicable Conversion Price and (y) the number of shares of Common Stock traded on the Trading Day immediately preceding delivery of the applicable Company Interim Conversion Election Notice is at least five (5) times the aggregate number of shares set forth in the applicable Company Interim Conversion Election Notice,

(iv)  the Company does not deliver any Company Interim Conversion Election Notice during any consecutive twenty (20) Trading Days that require any Holder to convert more than such Holder's Company Interim Conversion Amount (as defined below),

(v)  the Company does not deliver any Company Interim Conversion Election Notice during any Calendar Quarter that require any Holder to convert more than thirty percent (30%) of the number of Preferred Shares issued to such Holder on the Initial Issuance Date,

(vi)  the Company does not deliver any Company Interim Conversion Election Notice during any six (6) month period that require any Holder to convert more than thirty-five percent (35%) of the number of Preferred Shares issued to such Holder on the Initial Issuance Date at an average Conversion Price that is less than $1.25 (as adjusted for any stock dividend, stock split, stock combination or other similar event),

(vii)  the Company does not deliver any Company Interim Conversion Election Notice within three (3) Trading Days of receipt from the applicable Holder of a Conversion Notice electing an Interim Conversion Price and

(viii)  the Company does not deliver any Company Interim Conversion Election Notice within twenty (20) Trading Days of delivery of a Company Installment Notice.

(xi)  Company Installment Conversion or Redemption.

(A)  On and after the date that is the eighteenth (18th) month anniversary of the Initial Issuance Date, so long as the Equity Conditions shall have been satisfied or waived in writing by the applicable Holder from and including the date of the applicable Company Installment Notice (as defined below) through and including the applicable Installment Date (as defined below), the Company may elect to pay to each Holder up to such Holder's Allocation Percentage of the Installment Amount, but subject to and in accordance with the terms of this Section, by (I) requiring the conversion of the applicable Holder's Allocation Percentage of the Installment Amount (the "Company Conversion Amount") in accordance with this Section (a "Company Conversion") or (II) redeeming the applicable Holder's Allocation Percentage of the Installment Amount (the "Company Redemption Amount") in accordance with this Section (a "Company Redemption"). The Company shall deliver written notice (each, a "Company Installment Notice"), to the Holder which Company Installment Notice shall state (x) the date on which the Installment Amount will be paid (the "Installment Date"), which date shall be fifteen (15) Trading Days from the date of the Company Installment Notice and at least twenty-five (25) Trading Days from the date of any prior Installment Date, (y) the Installment Amount to be paid on such Installment Date, and (z) whether such Installment Amount shall be paid by way of a Company Conversion or a Company Redemption. The date on which each of such Holders actually receives the Company Installment Notice is referred to herein as the "Company Installment Notice Date." Each Company Installment Notice shall be irrevocable (unless waived by the applicable Holder). The Company shall redeem and convert the applicable Installment Amount pro rata from the Holders of the Preferred Shares then outstanding. The Company Redemption Amount shall be redeemed in accordance with Section 2(d)(xi)(B) and the Company Conversion Amount shall be converted in accordance with Section 2(d)(xi)(C).

(B)  If the Company elects a Company Redemption in accordance with Section 2(d)(xi)(A), then the applicable Company Redemption Amount which is to be paid to the Holders on the applicable Installment Date shall be redeemed by the Company on such Installment Date, and the Company shall pay to the Holders on such Installment Date, by wire transfer of immediately available funds, an amount in cash (the "Company Installment Redemption Price") equal to 100% of the Company Redemption Amount. If the Company fails to redeem a Company Redemption Amount on the applicable Installment Date by payment of the Company Installment Redemption Price on such date, then at the option of each Holder designated in writing to the Company (any such designation, a "Conversion Notice" for purposes hereof), such Holder may require the Company to convert all or any part of the Company Redemption Amount at the Company Conversion Price. Conversions required by this Section 2(d)(xi)(B) shall be made in accordance with the provisions of Section 2(d)(ii). Notwithstanding anything to the contrary in this Section, but subject to Sections 5 and 12, until the Company Installment Redemption Price is paid in full, the Company Redemption Amount may be converted, in whole or in part, by a Holder into Common Stock pursuant to Section 2(b). In the event any Holder elects to convert all or any portion of the Company Redemption Amount prior to the applicable Installment Date as set forth in the immediately preceding sentence, the Company Redemption Amount so converted shall be deducted from the Installment Amount to be paid on such Installment Date.

(C)   Subject to Section 5, if the Company delivers a Company Installment Notice and elects a Company Conversion in accordance with Section 2(d)(xi)(A), then the applicable Company Conversion Amount shall be converted as of the applicable Installment Date by converting on such Installment Date such Company Conversion Amount at the Company Conversion Price. Notwithstanding anything to the contrary in this Section, but subject to Sections 5 and 12, until the Company delivers Common Stock representing the Company Conversion Amount to a Holder, the Company Conversion Amount may be converted by such Holder into Common Stock pursuant to Section 2(b). In the event any Holder elects to convert or exchange the Company Conversion Amount prior to the applicable Installment Date as set forth in the immediately preceding sentence, the Company Conversion Amount so converted or exchanged shall be deducted from the Installment Amount to be paid on such Installment Date. If the Company fails to convert any Installment Amount on the applicable Installment Date, then each Holder shall be entitled to the remedies set forth in Section 2(d)(v).

(e)  Taxes. The Company shall pay any and all documentary, stamp, transfer (but only in respect of the registered holder thereof) and other similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon the conversion of Preferred Shares.

(f)  Adjustments to Conversion Price. The Conversion Price will be subject to adjustment from time to time as provided in this Section 2(f).

(i)  Adjustment of Standard Conversion Price upon Issuance of Common Stock. If and whenever on or after the Subscription Date, the Company issues or sells, or in accordance with this Section 2(f) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company but excluding Excluded Securities) for a consideration per share (the "New Securities Issuance Price") less than a price (the "Applicable Price") equal to the Standard Conversion Price in effect immediately prior to such time (a "Dilutive Issuance"), then immediately after such issue or sale, the Standard Conversion Price then in effect shall be reduced to an amount equal to the product of (x) the Standard Conversion Price in effect immediately prior to such Dilutive Issuance and (y) the quotient of (1) the sum of (I) the product of the Applicable Price and the number of shares of Common Stock Deemed Outstanding immediately prior to such Dilutive Issuance and (II) the consideration, if any, received by the Company upon such Dilutive Issuance, divided by (2) the product of (I) the Applicable Price multiplied by (II) the number of shares of Common Stock Deemed Outstanding immediately after such Dilutive Issuance. For purposes of determining the adjusted Standard Conversion Price under this Section 2(f)(i), the following shall be applicable:

(A)  Issuance of Options. If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 2(f)(i)(A), the "lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exchange or exercise of any Convertible Securities issuable upon exercise of such Option" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion, exchange or exercise of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Standard Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion, exchange or exercise of such Convertible Securities.

(B)  Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion, exchange or exercise thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance of sale of such Convertible Securities for such price per share. For the purposes of this Section 2(f)(i)(B), the "lowest price per share for which one share of Common Stock is issuable upon such conversion, exchange or exercise" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion, exchange or exercise of such Convertible Security. No further adjustment of the Standard Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion, exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Standard Conversion Price had been or are to be made pursuant to other provisions of this Section 2(f)(i), no further adjustment of the Standard Conversion Price shall be made by reason of such issue or sale.

(C)  Change in Option Price or Rate of Conversion. If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Standard Conversion Price in effect at the time of such change shall be adjusted to the Standard Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 2(f)(i)(C), if the terms of any Option or Convertible Security that was outstanding as of the date of issuance of the Preferred Shares are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made if such adjustment would result in an increase of the Standard Conversion Price then in effect.

(D)  Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $0.01. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the gross amount received by the Company therefor. If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Company will be the arithmetic average of the Closing Sale Prices of such securities during the ten (10) consecutive Trading Days ending on the date of receipt of such securities. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the Required Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the "Valuation Event"), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser selected by the Company and the Required Holders. The determination of such appraiser shall be deemed binding upon all parties absent manifest error. The reasonable expenses of such appraiser in making such determination shall be paid by the Company in the event the Holders' calculation was correct, or by the Holders in the event the Company's calculation was correct, or equally by the Company and the Holder in the event that neither the Company's or the Holders' calculation was correct.

(E)  Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (I) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (II) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(ii)  Adjustment of Standard Conversion Price upon Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Standard Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares and the Standard Conversion Price in effect immediately prior to such combination will be proportionately increased.

(iii)  Other Events. If any event occurs of the type contemplated by the provisions of this Section 2(f) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holders; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 2(f).

(iv)  Notices.

(A)  Promptly upon any adjustment of the Conversion Price pursuant to this Section 2(f), the Company will give written notice thereof to each Holder, setting forth in reasonable detail, and certifying, the calculation of such adjustment. In the case of a dispute as to the determination of such adjustment, then such dispute shall be resolved in accordance with the procedures set forth in Section 2(d)(iii).

(B)  The Company will give written notice to each Holder at least ten (10) Business Days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Change of Control or Liquidation Event, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder.

(C)  The Company will also give written notice to each Holder at least ten (10) Business Days prior to the date on which any Change of Control or Liquidation Event will take place, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder.

(3)  Redemption at Option of Holders.

(a)  Redemption Event. A "Redemption Event" shall be deemed to occur: at any time (A) following the tenth (10th) consecutive Business Day that a Holder's Authorized Share Allocation is less than the number of shares of Common Stock that such Holder would be entitled to receive upon a conversion of the full Conversion Amount of the Preferred Shares or (B) the number of shares of Common Stock registered pursuant to the Registration Statement for any Holder is less than the number that such Holder would be entitled to receive upon a conversion of the full Conversion Amount of the Preferred Shares (in each case, without regard to any limitations on conversion set forth in Section 5 or otherwise) or (C) the Company fails or is unable to issue or deliver any shares of Common Stock within ten (10) Business Days of any conversion or attempted conversion by a Holder of the Preferred Shares in accordance with the notice provisions hereof.

(b)  Redemption Option Upon Redemption Event. After a Redemption Event, in addition to all other rights of the Holders contained herein, each Holder shall have the right, at such Holder's option, to require the Company to redeem a number of such Holder's Preferred Shares equal to (I) with respect to a Redemption Event pursuant to Section 3(a)(A) and (B), the number of underlying shares of Common Stock that are not authorized or registered, as applicable, and (II) with respect to a Redemption Event pursuant to Section 3(a)(C), the number of underlying shares that the Company fails or is unable to convert in such Conversion, at a price per Preferred Share equal to the greater of (i) 120% of the Conversion Amount and (ii) the product of (A) the Conversion Rate in effect at such time as such Holder delivers a Notice of Redemption at Option of Holder (as defined below) and (B) the Closing Sale Price of the Common Stock on the Trading Day immediately preceding such Redemption Event (the "Redemption Price").

(c)  Mechanics of Redemption at Option of Buyer. Within one (1) Business Day after the occurrence of a qualifying Redemption Event, the Company shall deliver written notice thereof via facsimile ("Notice of Redemption Event") to each Holder. At any time after the earlier of a Holder's receipt of a Notice of Redemption Event and such Holder becoming aware of a Redemption Event but prior to thirty (30) days after the applicable Redemption Event is cured, any Holder of Preferred Shares then outstanding may require the Company to redeem up to all of such Holder's Preferred Shares by delivering written notice thereof via facsimile and overnight courier ("Notice of Redemption at Option of Holder") to the Company, which Notice of Redemption at Option of Holder shall indicate the number of Preferred Shares that such Holder is electing to redeem.

(d)  Payment of Redemption Price. Upon the Company's receipt of a Notice(s) of Redemption at Option of Buyer from any Holder, the Company shall immediately notify each Holder by facsimile of the Company's receipt of such notice(s). The Company shall deliver on the fifth (5th) Business Day after the Company's receipt of the first Notice of Redemption at Option of Holder the applicable Redemption Price to all Holders that deliver a Notice of Redemption at Option of Holder prior to the fifth (5th) Business Day after the Company's receipt of the first Notice of Redemption at Option of Holder; provided that, if required by Section 2(d)(viii), a Holder's Preferred Stock Certificates shall have been delivered to the Transfer Agent. If the Company is unable to redeem all of the Preferred Shares submitted for redemption, the Company shall (i) redeem a pro rata amount from each Holder based on the number of Preferred Shares submitted for redemption by such Holder relative to the total number of Preferred Shares submitted for redemption by all Holders and (ii) in addition to any remedy such Holder may have under this Certificate of Designations and the Securities Purchase Agreement, pay to each Holder interest at the rate of 1.5% per month (prorated for partial months) in respect of each unredeemed Preferred Share until paid in full.

(e)  Void Redemption. In the event that the Company does not pay the Redemption Price within the time period set forth in Section 3(d), at any time thereafter and until the Company pays such unpaid applicable Redemption Price in full, a Holder shall have the option to, in lieu of redemption, require the Company to promptly return to such Holder any or all of the Preferred Shares that were submitted for redemption by such Holder under this Section 3 and for which the applicable Redemption Price (together with any interest thereon) has not been paid, by sending written notice thereof to the Company via facsimile (the "Void Optional Redemption Notice"). Upon the Company's receipt of such Void Optional Redemption Notice, (i) the Notice of Redemption at Option of Holder shall be null and void with respect to those Preferred Shares subject to the Void Optional Redemption Notice, (ii) the Company shall immediately return any Preferred Shares subject to the Void Optional Redemption Notice, and (iii) the Standard Conversion Price of such returned Preferred Shares shall be adjusted to the lesser of (A) the Standard Conversion Price as in effect on the date on which the Void Optional Redemption Notice is delivered to the Company and (B) the lowest Weighted Average Price of the Common Stock during the period beginning on the date on which the Notice of Redemption at Option of Holder is delivered to the Company and ending on the date on which the Void Optional Redemption Notice is delivered to the Company.

(f)  Disputes; Miscellaneous. In the event of a dispute as to the determination of the arithmetic calculation of the Redemption Price, such dispute shall be resolved pursuant to Section 2(d)(iii) above with the term "Redemption Price" being substituted for the term "Conversion Rate". A Holder's delivery of a Void Optional Redemption Notice and exercise of its rights following such notice shall not effect the Company's obligations to make any payments which have accrued prior to the date of such notice. In the event of a redemption pursuant to this Section 3 of less than all of the Preferred Shares represented by a particular Preferred Stock Certificate, the Company shall promptly cause to be issued and delivered to the Holder of such Preferred Shares a Preferred Stock Certificate representing the remaining Preferred Shares which have not been redeemed, if necessary.

(4)  Other Rights of Holders.

(a)  Assumption. The Company shall not enter into or be party to a Change of Control unless (i)  the Successor Entity assumes in writing all of the obligations of the Company under this Certificate of Designations and the other Transaction Documents in accordance with the provisions of this Section 4(a) pursuant to written agreements in connection with the closing of such Change of Control, including agreements to deliver to each holder of Preferred Shares in exchange for such Preferred Shares a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Certificate of Designations, including, without limitation, having a stated value and dividend rate equal to the stated value and dividend rate of the Preferred Shares held by such holder and having similar ranking to the Preferred Shares, and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on a Principal Market. Upon the occurrence of any Change of Control, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Change of Control, the provisions of this Certificate of Designations referring to the "Company" shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Certificate of Designations with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of the Change of Control, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion or redemption of the Preferred Shares at any time after the consummation of the Change of Control, in lieu of the shares of the Company's Common Stock (or other securities, cash, assets or other property) purchasable upon the conversion or redemption of the Preferred Shares prior to such Change of Control, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of such Change of Control had the Preferred Shares been converted immediately prior to such Change of Control, as adjusted in accordance with the provisions of this Certificate of Designations. The provisions of this Section shall apply similarly and equally to successive Change of Controls and shall be applied without regard to any limitations on the conversion or redemption of the Preferred Shares.

(b)  Purchase Rights. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "Purchase Rights"), then the Holders will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Shares (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(5)  Limitation on Beneficial Ownership. The Company shall not effect and shall have no obligation to effect any conversion of Preferred Shares, and no Holder shall have the right to convert any Preferred Shares, to the extent that after giving effect to such conversion, the beneficial owner of such shares (together with such Person's affiliates) would have acquired, through conversion of Preferred Shares or otherwise, beneficial ownership of a number of shares of Common Stock that exceeds 4.99% ("Maximum Percentage") of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. Likewise, the Company shall not give effect to any voting rights of the Preferred Shares, and any Holder shall not have the right to exercise voting rights with respect to any Preferred Shares pursuant hereto, to the extent that giving effect to such voting rights would result in such Holder (together with its affiliates) being deemed to beneficially own in excess of the Maximum Percentage of the number of shares of Common Stock outstanding immediately after giving effect to such exercise, assuming such exercise as being equivalent to conversion. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by a Person and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Preferred Shares with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted Preferred Shares beneficially owned by such Person or any of its affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any warrants) subject to a limitation on conversion or exercise analogous to the limitation contained in this Section beneficially owned by such Person or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 5, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of this Section 5, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company's most recent Form 8-K, Form 10-Q or Form 10-K as the case may be, (2) a more recent public announcement by the Company, or (3) any other notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written request of any Holder, the Company shall promptly, but in no event later than two (2) Business Days following the receipt of such notice, confirm orally and in writing to any such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to conversions of Preferred Shares and exercise of the Warrants by such Holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the Holder may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder providing such written notice and not to any other Holder.

(6)  Reservation of Shares.

(a)  The Company shall, so long as any of the Preferred Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversions of the Preferred Shares, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Preferred Shares then outstanding; provided that the number of shares of Common Stock so reserved shall at no time be less than 130% of the number of shares of Common Stock for which the Preferred Shares are at any time convertible (without regard to any limitations on conversions); provided that at no time shall the number of shares of Common Stock so reserved be less than the number of shares required to be reserved by reason of the previous sentence (without regard to any limitations on conversions) (the "Required Reserve Amount"); provided, further, that any Dividend Shares issued by the Company shall not be issued from any Common Stock so reserved. The initial number of shares of Common Stock reserved for conversions of the Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the Holders based on the number of Preferred Shares held by each Holder at the time of issuance of the Preferred Shares or increase in the number of reserved shares, as the case may be (the "Authorized Share Allocation"). In the event a Holder shall sell or otherwise transfer any of such Holder's Preferred Shares, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Preferred Shares shall be allocated to the remaining Holders of Preferred Shares, pro rata based on the number of Preferred Shares then held by such Holders.

(b)  Insufficient Authorized Shares. If at any time while any of the Preferred Shares remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Preferred Shares at least a number of shares of Common Stock equal to the Required Reserve Amount (an "Authorized Share Failure"), then the Company shall immediately take all action necessary to increase the Company's authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Preferred Shares then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its shareholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each shareholder with a proxy statement and shall use its best efforts to solicit its shareholders' approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the shareholders that they approve such proposal.

(7)  Voting Rights. Subject to Section 5, each Holder shall be entitled to the whole number of votes equal to the number of shares of Common Stock into which such holder's Preferred Shares would be convertible on the Initial Issuance Date at the Standard Conversion Price (subject to any adjustments thereto made pursuant to Section 2(f)(ii) prior to the record date for the vote or consent of stockholders, but expressly excluding any other adjustments to the Standard Conversion Price or the Conversion Price pursuant to Section 2(f)), and shall otherwise have voting rights and powers equal to the voting rights and powers of the Common Stock. Each holder shall be entitled to receive the same prior notice of any stockholders' meeting as is provided to the holders of Common Stock in accordance with the bylaws of the Company, as well as prior notice of all stockholder actions to be taken by legally available means in lieu of a meeting, and shall vote with holders of the Series A2 Preferred Stock, Series B Preferred Stock and Common Stock as if they were a single class of securities upon any matter submitted to a vote of stockholders, except those matters required by law or by the terms hereof to be submitted to a class vote of the Holders of Preferred Shares, in which case the Holders of Preferred Shares only shall vote as a separate class.

(8)  Liquidation, Dissolution, Winding-Up. In the event of a Liquidation Event, the Holders shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the "Liquidation Funds"), after all amounts which are payable to the holders of Series A2 Preferred Stock and Series B Preferred Stock shall have been paid and before any amounts which are payable to the holders of any of the capital stock of the Company of any class junior in rank to the Preferred Shares in respect of the preferences as to distributions and payments upon a Liquidation Event shall be paid, an amount per Preferred Share equal to (a) if such Liquidation Event is a Liquidation, the Stated Value plus 120% of the Additional Amount thereon, and (b) if such Liquidation Event is a Change of Control, 120% of the sum of the Stated Value plus the Additional Amount thereon; provided that, if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Preferred Shares as to payments of Liquidation Funds (the "Pari Passu Shares"), then each Holder and each holder of Pari Passu Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder as a liquidation preference, in accordance with their respective Certificate of Designations, Preferences and Rights, as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and Pari Passu Shares. To the extent necessary, the Company shall cause such actions to be taken by any of its Subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Holders in accordance with this Section. All the preferential amounts to be paid to the Holders under this Section shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Company to the holders of shares of other classes or series of preferred stock of the Company junior in rank to the Preferred Shares in connection with a Liquidation Event as to which this Section applies. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a Liquidation Event.

(9)  Preferred Rank. All shares of Common Stock shall be of junior rank to all Preferred Shares with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Preferred Shares. Without the prior express written consent of the Required Holders, the Company shall not hereafter authorize or issue additional or other capital stock (other than the Series A2 Preferred Stock and the Series B Preferred Stock authorized to be issued on the terms thereof as of the Initial Issuance Date) that is of senior or pari-passu rank to the Preferred Shares in respect of the preferences as to distributions and payments upon a Liquidation Event. The Company shall be permitted to issue preferred stock that is junior in rank to the Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company, provided that the maturity date (or any other date requiring redemption or repayment of such preferred stock) of any such junior preferred stock is not on or before the Maturity Date. In the event of the merger or consolidation of the Company with or into another corporation, the Preferred Shares shall maintain their relative powers, designations and preferences provided for herein (except that the Preferred Shares may be pari passu with, but not junior to, any capital stock of the successor entity other than any capital stock of the successor entity that replaces, or is given in exchange for, Series A2 Preferred Stock and Series B Preferred Stock) and no merger shall result inconsistent therewith.

(10)  Participation. Subject to the rights of the holders, if any, of the Pari Passu Shares, the Holders shall, as holders of Preferred Stock, be entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if such Holders had converted the Preferred Shares into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock. Following the occurrence of a Liquidation Event and the payment in full to a Holder of its applicable liquidation preference, such Holder shall cease to have any rights hereunder to participate in any future dividends or distributions made to the holders of Common Stock.

(11)  Incurrence of Indebtedness. Prior to the second anniversary of the Initial Issuance Date (the "Second Anniversary Date"), the Company shall not, and the Company shall not permit any of its Subsidiaries to, without the consent of the Required Holders, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness (as defined in the Securities Purchase Agreement) other than (a) Indebtedness existing as of the Subscription Date and (b) Indebtedness issuable pursuant to the terms as set forth on the Subscription Date in that certain Investor Rights Agreement between the Company and Dow executed pursuant to the Dow Purchase Agreement (the "Dow Investor Rights Agreement"); provided that such existing Indebtedness shall not be amended, restated, renewed, refunded, refinanced or otherwise extended and the principal amount shall not be increased without the consent of the Required Holders. From and after the Second Anniversary Date, and so long as the Preferred Shares are outstanding, the Company shall not, without the consent of the Required Holders, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash, all or any portion of any principal amount of any Indebtedness incurred after the Second Anniversary Date, other than payments in respect of Indebtedness issuable pursuant to the terms set forth on the Subscription Date in the Dow Investor Rights Agreement.

(12)  Limitation on Number of Conversion Shares. Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to issue any shares of Common Stock upon conversion of the Preferred Shares or exercise of the Warrants if the issuance of such shares of Common Stock would exceed that number of shares of Common Stock which the Company may issue upon conversion of the Preferred Shares or exercise of the Warrants without breaching the Company's obligations under the rules or regulations of The Nasdaq SmallCap Market (the "Exchange Cap"), except that such limitation shall not apply in the event that the Company obtains the approval of its stockholders as required by the applicable rules of The Nasdaq SmallCap Market for issuances of Common Stock in excess of such amount. Until such approval or written opinion is obtained, no purchaser of Preferred Shares pursuant to the Securities Purchase Agreement (the "Purchasers") shall be issued, in the aggregate, upon conversion of Preferred Shares or exercise of the Warrants, shares of Common Stock in an amount greater than the product of (i) the Exchange Cap amount multiplied by (ii) a fraction, the numerator of which is the number of Preferred Shares issued to such Purchaser pursuant to the Securities Purchase Agreement on the Initial Issuance Date and the denominator of which is the aggregate amount of all the Preferred Shares issued to the Purchasers pursuant to the Securities Purchase Agreement on the Initial Issuance Date (the "Exchange Cap Allocation"). In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser's Preferred Shares, the transferee shall be allocated a pro rata portion of such Purchaser's Exchange Cap Allocation. In the event that any Holder shall convert all of such Holder's Preferred Shares into a number of shares of Common Stock which, in the aggregate, is less than such Holder's Exchange Cap Allocation, then the difference between such Holder's Exchange Cap Allocation and the number of shares of Common Stock actually issued to such Holder shall be allocated to the respective Exchange Cap Allocations of the remaining Holders on a pro rata basis in proportion to the number of Preferred Shares then held by each such Holder.

(13)  Vote to Change the Terms of or Issue Preferred Shares. Until such time as less than 25% of the number of shares issued to each Holder on the Initial Issuance Date are outstanding, in addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Certificate of Incorporation, without first obtaining the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders, voting together as a single class, the Company shall not: (u) amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or bylaws, or file any certificate of designations, preferences, limitations and relative rights of any series of preferred stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Preferred Shares, regardless of whether any such action shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise; (v) increase or decrease (other than by conversion) the authorized number of shares of the Preferred Shares; (w) create or authorize (by reclassification or otherwise) any new class or series of shares that has a preference over or is on a parity with the Preferred Shares with respect to dividends or the distribution of assets on the liquidation, dissolution or winding up of the Company (other than the authorization or creation of the Series A2 Preferred Stock or the Series B Preferred Stock on the terms thereof as of the Initial Issuance Date); (x) purchase, repurchase or redeem any shares of Common Stock (other than pursuant to equity incentive agreements with employees giving the Company the right to repurchase shares upon the termination of services and other than repurchases or redemptions of shares of Common Stock with respect to the Series A2 Preferred Stock and Series B Preferred Stock authorized to be issued on the terms thereof and on the terms of the Dow Investor Rights Agreement, in each case, as of the Initial Issuance Date); (y) pay dividends or make any other distribution on the Common Stock; or (z) whether or not prohibited by the terms of the Preferred Shares, circumvent a right of the Preferred Shares.

(14)  Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Preferred Shares, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the Holder contemporaneously requests the Company to convert such Preferred Shares into Common Stock.

(15)  Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit a Holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations. The Company covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holders shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(16)  Construction. This Certificate of Designations shall be deemed to be jointly drafted by the Company and all Buyers and shall not be construed against any person as the drafter hereof.

(17)  Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(18)  Notice. Whenever notice is required or other communication is to be given under this Certificate of Designations, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement (provided that if the Preferred Shares are not held by a Buyer (as defined in the Securities Purchase Agreement) then substituting the words "holder of Securities" for the word "Buyer").

(19)  Transfer of Preferred Shares. A Holder may assign some or all of the Preferred Shares and the accompanying rights hereunder held by such Holder without the consent of the Company; provided that such assignment is in compliance with applicable securities laws.

(20)  Preferred Share Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holders), a register for the Preferred Shares, in which the Company shall record the name and address of the persons in whose name the Preferred Shares have been issued, as well as the name and address of each transferee. The Company may treat the person in whose name any Preferred Share is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

(21)  Stockholder Matters. Any stockholder action, approval or consent required, desired or otherwise sought by the Company pursuant to the rules and regulations of the Principal Market, the DGCL, this Certificate of Designations or otherwise with respect to the issuance of the Preferred Shares or the Common Stock issuable upon conversion thereof or the issuance of any Warrants and the Common Stock issuable upon exercise thereof may be effected by written consent of the Company's stockholders or at a duly called meeting of the Company's stockholders, all in accordance with the applicable rules and regulations of the Principal Market and the DGCL. This provision is intended to comply with the applicable sections of the DGCL permitting stockholder action, approval and consent affected by written consent in lieu of a meeting.

(22)  SECURITY. The obligations under this Certificate of Designations are secured to the extent and in the manner set forth in the Security Documents (as defined in the Securities Purchase Agreement).

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations, Preferences and Rights of Series C2 Convertible Preferred Stock to be duly executed as of this 30th day of June, 2005.

MILLENNIUM CELL INC.

By: /s/ John D. Giolli
Name:	John D. Giolli
Title:	Chief Financial Officer and Corporate Secretary

EXHIBIT I

MILLENNIUM CELL INC. CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of Series C2 Convertible Preferred Stock of Millennium Cell Inc. (the "Certificate of Designations"). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series C2 Convertible Preferred Stock, par value $.001 per share (the "Preferred Shares"), of Millennium Cell Inc., a Delaware corporation (the "Company"), indicated below into shares of Common Stock, par value $.001 per share (the "Common Stock"), of the Company, as of the date specified below.

Date of Conversion:

Number of Preferred Shares to be converted:

Stock certificate no(s). of Preferred Shares to be converted:

Tax ID Number (If applicable):

Please confirm the following information:

Conversion Price:_________________________________________________________

Is Interim Conversion Price being utilized? YES: _____ NO: _____.

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Preferred Shares are being converted in the following name and to the following address:

Issue to:

Address:_________________________________________

Telephone Number:

Facsimile Number:

Authorization:

By:

Title:

Dated:

Account Number (if electronic book entry transfer):

Transaction Code Number (if electronic book entry transfer):

[NOTE TO HOLDER -- THIS FORM MUST BE SENT CONCURRENTLY TO TRANSFER AGENT]

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs American Stock Transfer & Trust Company to issue the above indicated number of shares of Common Stock in accordance with the Irrevocable Transfer Agent Instructions dated April __, 2005 from the Company and acknowledged and agreed to by American Stock Transfer & Trust Company.

MILLENNIUM CELL INC.

By:

Name:
Title: